Exhibit 99.1

Gulf Coast Ultra Deep Royalty Trust

Gulf Coast Ultra Deep Royalty Trust Informational Release

Gulf Coast Ultra Deep Royalty Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

AUSTIN, Texas July 9, 2013 — Gulf Coast Ultra Deep Royalty Trust (OTC: GULTU) was created in connection with Freeport-McMoRan Copper & Gold Inc.’s acquisition of McMoRan Exploration Co., which was completed on June 3, 2013. Holders of royalty trust units are entitled to share in a 5% gross overriding royalty interest in future production from 20 specified ultra-deep exploration prospects in the emerging shallow water, ultra-deep gas trend on the Shelf of the Gulf of Mexico and onshore in South Louisiana. Currently, none of the specified prospects are producing.

Gulf Coast Ultra Deep Royalty Trust began trading on the OTC on June 4, 2013. For former shareholders of McMoRan Exploration Co. who received units of Gulf Coast Ultra Deep Royalty Trust, the cost basis of the royalty trust units is equal to the volume weighted average price (VWAP) of the units on June 4, 2013, which was $2.0477 per unit.

Within 75 days following the end of each fiscal year, a tax booklet will be mailed to unit holders to assist in tax reporting.

Quarterly and annual reports will be filed with the Securities and Exchange Commission announcing the financial results and status of operations during the period.

The Bank of New York Mellon Trust Company, N.A. serves as trustee of Gulf Coast Ultra Deep Royalty Trust. If you have any questions related to the Gulf Coast Ultra Deep Royalty Trust, please see below for contact information:

Contact:	Gulf Coast Ultra Deep Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mary Jo Davis

1(713) 483-6792

Maryjo.Davis@bnymellon.com

601 Travis, 16th Floor         Houston, TX 77002